EXHIBIT 10.66

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Cash Compensation: Non-employee directors shall receive the following remuneration:

Cash Retainer	$50,000 per year, payable quarterly
Board Meeting Fee	$ 1,800 per meeting
Lead Director Fee	$25,000 per year, payable quarterly
Committee Meeting Fee	$ 1,000 per meeting
Committee Chairperson Fees:
Audit	$25,000 per year, payable quarterly
Compensation	$ 9,000 per year, payable quarterly
Director Affairs	$ 8,000 per year, payable quarterly
Finance	$ 8,000 per year, payable quarterly

Stock Options:	6,000 shares on election to Board and 6,000 shares each year thereafter at the time of the Company’s Annual Meeting.

Deferred Stock:	$50,000 worth of Company stock credited to director’s account under the Non-Employee Directors Deferred Stock Plan each year on July 1, with distribution deferred until retirement.

Directors may elect to defer payment of their fees under one or more of the following arrangements:

Deferred Cash Plan:	Directors may defer cash fees and other cash compensation into a deferred compensation plan. Interest adjusts annually. Amounts deferred are payable after the director leaves the Board either in lump sum or over time.

Deferred Stock Plan:	The annual deferred stock payment is automatically placed in the Deferred Stock Plan. Directors may also elect to have all cash fees credited into the Deferred Stock Plan, in which case the director will receive a 10 percent increase in that compensation. Dividends are credited to the directors’ accounts and reinvested in Company stock. Payouts are in the form of stock, either in lump sum or over time after the director leaves the Board.